UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): August 3, 2010 (August 2, 2010)
Arch Coal, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-13105 (Commission File Number)	43-0921172 (I.R.S. Employer Identification No.)
CityPlace One
One CityPlace Drive, Suite 300
St. Louis, Missouri 63141
(Address, including zip code, of principal executive offices)
Registrant’s telephone number, including area code: (314) 994-2700
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
     On August 2, 2010, Arch Coal, Inc. (the “Company”) and the subsidiary guarantors named therein (the “Subsidiary Guarantors”) entered into an underwriting agreement (the “Underwriting Agreement”) with Banc of America Securities LLC, Citigroup Global Markets Inc., Morgan Stanley & Co. Incorporated and J.P. Morgan Securities Inc., as representatives of the several underwriters named therein (the “Underwriters”), relating to the issuance and sale by the Company of $500.0 million aggregate principal amount of 7.250% Senior Notes due 2020 (the “Senior Notes”). The Senior Notes will be issued by the Company pursuant to an Indenture, between the Company and U.S. Bank National Association, as trustee (the “Trustee), as supplemented by a First Supplemental Indenture, among the Company, the Subsidiary Guarantors and the Trustee. The Senior Notes will be sold in a public offering pursuant to the Company’s existing universal shelf registration statement filed with the Securities and Exchange Commission (the “SEC”) and a related prospectus supplement and accompanying prospectus to be filed with the SEC.
     The Underwriting Agreement includes customary representations, warranties and covenants by the Company and the Subsidiary Guarantors. Under the terms of the Underwriting Agreement, the Company and the Subsidiary Guarantors have agreed to indemnify the Underwriters against certain liabilities. The Underwriting Agreement is filed as Exhibit 1.1 to this Form 8-K and the description of the material terms of the Underwriting Agreement is qualified in its entirety by reference to such exhibit, which is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.
(d)	Exhibits

The following exhibit is attached hereto and filed herewith.

Exhibit
No.	Description
1.1
Underwriting Agreement, dated August 2, 2010, by and among Arch Coal, Inc., the subsidiary guarantors named therein and Banc of America Securities LLC, Citigroup Global Markets Inc., Morgan Stanley & Co. Incorporated and J.P. Morgan Securities Inc., as representatives of the several underwriters named therein.

Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 3, 2010	Arch Coal, Inc.
	By:	/s/ Robert G. Jones
Robert G. Jones
Senior Vice President--Law, General Counsel and Secretary

Exhibit Index

Exhibit
No.	Description
1.1
Underwriting Agreement, dated August 2, 2010, by and among Arch Coal, Inc., the subsidiary guarantors named therein and Banc of America Securities LLC, Citigroup Global Markets Inc., Morgan Stanley & Co. Incorporated and J.P. Morgan Securities Inc., as representatives of the several underwriters named therein.